Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND

707 17TH STREET, SUITE 3600

DIRECTOR — INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1441

FOREST OIL COMPLETES ACQUISITION OF EAST

TEXAS COTTON VALLEY ASSETS

DENVER, COLORADO — April 3, 2006 - Forest Oil Corporation (Forest) (NYSE:FST) announced today that it completed its previously announced acquisition of producing assets including approximately 26,000 net acres (14,000 net undeveloped) located primarily in the Cotton Valley play in East Texas.  The acquisition adds 110 Bcfe of proved reserves and another low risk repeatable onshore development play with a growing production profile and over 300 potential drilling locations.

The cash consideration paid at closing for the oil and gas assets is approximately $255 million (subject to customary closing adjustments). Forest funded 100 percent of its purchase price utilizing its existing credit facility.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

April 3, 2006

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